UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                      For the Year Ended December 31, 2001


                                (Amendment No. 2)


                                NORTH BAY BANCORP
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)


                                   65747710-5
                                 (CUSIP Number)

                                February 14, 2002

             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is Filed:

          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
NORTH BAY BANCORP - CUSIP No. 65747710-5                     Page 2 of 4 Pages
--------------------------------------------------------- ----------------------
1.       Name of reporting persons
                                                          Houghton Gifford, M.D.
         S.S. or I.R.S. Identification Nos. of above
         persons                                          SS# ###-##-####
--------------------------------------------------------- ----------------------
2.       Check the appropriate box if a member of a       (a)      [ ]
         of a group
--------------------------------------------------------- ----------------------
                                                          (b)      [ ]
--------------------------------------------------------- ----------------------
3.       SEC use only
--------------------------------------------------------- ----------------------
4.       Citizenship or place of organization             United States
--------------------------------------------------------- ----------------------
Number of shares beneficially owned by each reporting person with:

5.       Sole voting power .....................................118,851

6.       Shared voting power .......................................-0-

7.       Sole depositive power .................................118,851

8.       Shared depositive power .................................. -0-
--------------------------------------------------------------------------------
9.       Aggregate amount beneficially owned by           118,851
         each reporting person.
--------------------------------------------------------- ----------------------
10.      Check if the amount in Row (9) excludes          [ ]
         certain shares (see instructions).
--------------------------------------------------------- ----------------------
11.      Percent of class represented by amount in (9).   6.06%
--------------------------------------------------------- ----------------------
12.      Type of reporting person (see instructions).     IN
========================================================= ======================

                                  SCHEDULE 13G


                            By Houghton Gifford, M.D.
                         Stockholder, North Bay Bancorp


Item 1(a) Name of Issuer: North Bay Bancorp

Item 1(b) Address of Issuer's principal executive offices: 1500 Soscol Avenue, Napa, California 94559-1314

Item 2(a) Name of person filing: Houghton Gifford, M.D.

Item 2(b) Address of residence: 3219 Vichy Avenue, Napa, California 94558

Item 2(c) Citizenship: United States of America

Item 2(d) Title of class of securities: Common Stock

Item 2(e) CUSIP No.: 65747710-5

Item 3: Not Applicable

Item 4 Ownership: The following information is provided as of December 31, 2001

         (a) Amount beneficially owned: 118,851

         (b) Percent of class: 6.06%

         (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: 118,851

                  (ii)  Shared power to vote or to direct the vote: -0-

                  (iii) Sole  power to  dispose  or to direct  the  disposition:
                        118,851

                  (iv) Shared power to dispose or to direct the disposition: -0-

Item 5 Ownership of 5 percent or less of a class: Not Applicable

Item 6 Ownership of more than 5 percent on behalf of another person: Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company: Not Applicable

Item 8 Identification and Classification of Members of the Group: Not Applicable

Item 9 Notice of Dissolution of Group: Not Applicable

Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities andwere not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002


                                      /s/ Houghton Gifford, M.D.
                                      --------------------------
                                      Houghton Gifford, M.D.


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